Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To: Oiltek, Inc.

We consent to the use of this Registration Statement on Form S-1/A of our report dated May 30, 2008, except for changes to the balance sheet and related statements of operations, changes in stockholders’ equity and cash flows and Notes 1, 2 and 5, for which the date is November 15, 2008 relating to the financial statements of Oiltek, Inc. for the year ended December 31, 2007 and 2006 and for the period August 7, 2006 (inception) to December 31, 2006 and 2007.

/s/ Bernstein & Pinchuk LLP
New York, New York
January 30, 2009